UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Sections 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) April 22, 2010

FNB United Corp.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	0-13823	56-1456589
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 South Fayetteville Street, Asheboro, North Carolina	27203
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code (336) 626-8300

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (c) On April 23, 2010, FNB United Corp. announced the retirement effective April 22, 2010 of Michael C. Miller, president and chief executive officer of FNB United Corp. and its bank subsidiary, CommunityONE Bank, National Association. Mr. Miller also resigned from the boards of directors of FNB United and CommunityONE Bank effective April 22, 2010.

Also effective April 22, 2010, R. Larry Campbell was appointed by the boards of directors of FNB United Corp. and CommunityONE Bank to succeed Mr. Miller as president and chief executive officer on an interim basis while a search for a replacement is undertaken.

Mr. Campbell, age 65, has been executive vice president and chief operating officer and a director of FNB United Corp. and CommunityONE Bank since April 2000. Effective April 22, 2010, Mr. Campbell’s annual base salary was increased from $180,000 to $240,000 in recognition of his new role and responsibilities.

A press release dated April 23, 2010, announcing the retirement of Mr. Miller and the appointment of Mr. Campbell as interim president and chief executive officer is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibits:

99.1	Press release dated April 23, 2010 announcing the retirement of Mr. Miller as president and chief executive officer and a director of FNB United Corp. and CommunityONE Bank, N.A., and the appointment of Mr. Campbell as interim president and chief executive officer of FNB United Corp. and CommunityONE Bank, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FNB UNITED CORP.

Date: April 23, 2010	By	/s/ Mark A. Severson
Mark A. Severson
Executive Vice President